                                                                    Exhibit 3.01

                           ARTICLES OF INCORPORATION
                           -------------------------

                                   Article I
                                     NAME

     1.1  Name.  The name of the Corporation is FBR Group, Inc. (the
"Corporation").

     1.2 Initial Directors. The following persons are to serve as the initial directors of the Corporation:

          Name                               Address
          ----                               -------

     Emanuel J. Friedman              1001 Nineteenth Street North
                                      Arlington, Virginia 22209

     Eric F. Billings                 1001 Nineteenth Street North
                                      Arlington, Virginia 22209

     W. Russell Ramsey                1001 Nineteenth Street North
                                      Arlington, Virginia 22209

     1.2 Registered Agent and Registered Office. The address of the initial registered office of the Corporation, which is located in the County of Arlington, Virginia, is 1001 Nineteenth Street North, Arlington, Virginia 22209. The initial registered agent of the Corporation is W. Russell Ramsey, whose business office is identical with the registered office and who is a resident of Virginia and a director of the Corporation.

                                  Article II
                                    PURPOSE

     2.1 Purpose. The purpose for which the Corporation is organized is to transact any lawful business not required to be specifically stated in the Articles of Incorporation.

                                  Article III
                               AUTHORIZED STOCK

     3.1 Number and Designation. The Corporation shall have authority to issue 265 million shares of capital stock, of which 150 million shall be shares of Class A common stock, par value $0.01 per share ("Class A Common Stock"), 100 million shall be shares of Class B common stock, par value $0.01 per share ("Class B Common Stock" and, together with the Class A Common Stock, "Common Stock"), and 15 million shall be shares of preferred stock, par value $0.01 per share ("Preferred Stock").

     3.2 Preemptive Rights. No holder of outstanding shares shall have any preemptive right with respect to, or to subscribe for or purchase: (i) any shares of any class of the Corporation, whether now or hereafter authorized, including without limitation shares issued for cash, property or services or as a dividend or otherwise; (ii) any warrants, rights or options to purchase any such shares; or (iii) any obligations convertible into any such shares or into warrants, rights or options to purchase any such shares.

                                  Article IV
                                PREFERRED STOCK

     4.1 Issuance in Series. The Board of Directors is authorized to issue Preferred Stock from time to time in one or more series and to provide for the designation, preferences, limitations and relative rights of the shares of each series by the adoption of Articles of Amendment to the Articles of Incorporation of the Corporation setting forth:

          (a) The maximum number of shares in the series and the designation of the series, which designation shall distinguish the shares thereof from the shares of any other series or class;

          (b) Whether shares of the series shall have special, conditional or limited voting rights, or no right to vote except to the extent required by law;

          (c) Whether shares of the series are redeemable or convertible (x) at the option of the Corporation, a shareholder or another person or upon the occurrence of a designated event, (y) for cash, indebtedness, securities or other property, and (z) in a designated amount or in an amount determined in accordance with a designated formula or by reference to extrinsic data or events;

          (d) Any right of holders of shares of the series to distributions, calculated in any manner, including the rate or rates of dividends, and whether dividends shall be cumulative, noncumulative or partially cumulative;

          (e) The amount payable upon the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

          (f) Any preference of the shares of the series over the shares of any other series or class with respect to distributions, including dividends, and with respect to distributions upon the liquidation, dissolution or winding up of the affairs of the Corporation; and

          (g) Any other preferences, limitations or specified rights (including a right that no transaction of a specified nature shall be consummated while any shares of such series remain outstanding except upon the assent of all or a specified portion of such shares) now or hereafter permitted by the laws of the Commonwealth of Virginia and not inconsistent with the provisions of this
Section 4.1.

     4.2 Articles of Amendment For Issuance. Before the issuance of any shares of a series, Articles of Amendment establishing such series shall be filed with and made effective by the State Corporation Commission of Virginia, as required by law.

                                   Article V
                                 COMMON STOCK

     5.1 Respective Rights and Privileges. Except as otherwise provided in this Article V or as otherwise required by applicable law, all shares of Class A Common Stock and Class B Common Stock will be identical and will entitle the holders thereof to the same rights and privileges and shall rank equally, share ratably, and be identical in all respects as to all matters. The holders of Class A Common Stock and the holders of Class B Common Stock shall have the respective rights and preferences set forth in this Article V.

     5.2  Voting Rights.

          (a) Except as otherwise required by law: (i) the holders of Class A Common Stock will be entitled to one vote per share on all matters to be voted on by the Corporation's shareholders; (ii) the holders of Class B Common Stock will be entitled to three votes per share on all matters to be voted on by the Corporation's shareholders; and (iii) the holders of Class A Common Stock and Class B Common Stock shall vote together as a single voting group.

          (b) The holders of the outstanding Common Stock shall, to the exclusion of the holders of any other class of shares of the Corporation, have the sole power to vote for the election of directors and for all other purposes without limitation except (i) as otherwise provided in the Articles of Amendment establishing any series of Preferred Stock or (ii) as required by law.

     5.3 Dividends. Subject to the provisions of law and the rights of holders of shares of Preferred Stock at the time outstanding, when and as dividends are declared thereon, whether payable in cash, property or securities of the Corporation, the holders of Class A Common Stock and the holders of Class B Common Stock will be entitled to share equally, share for share, in such dividends; provided that if dividends are declared which are payable in shares of Class A Common Stock or Class B Common Stock, dividends will be declared which are payable at the same rate per share on each such class of shares and the dividends payable in shares of Class A Common Stock will be payable to holders of Class A Common Stock and the dividends payable in shares of Class B Common will be payable to holders of Class B Common Stock.

     5.4 Liquidation. Subject to the rights of holders of shares of Preferred Stock at the time outstanding, the holders of the Class A Common Stock and Class B Common Stock shall be entitled to participate ratably on a per share basis in all distributions to the holders of the Common Stock in any liquidation, dissolution or winding up of the Corporation, as though all shares of Common Stock were of a single class.

     5.5  Limitation on Stock Splits, Combinations or Reclassifications.

          (a) The Corporation shall not: (i) subdivide its outstanding Class A Common Stock by stock dividend or otherwise; or (ii) combine its outstanding Class A Common Stock into a smaller number of shares; or (iii) reclassify its outstanding Class A Common Stock (including any reclassification in connection with a merger, consolidation or other business combination in which the Corporation is the surviving corporation); unless at the same time the Corporation subdivides, combines or reclassifies, as applicable, the shares of outstanding Class B Common Stock on the same basis as the Corporation so subdivides, combines or reclassifies the outstanding Class A Common Stock.

          (b) The Corporation shall not: (i) subdivide its outstanding Class B Common Stock by stock dividend or otherwise; or (ii) combine its outstanding Class B Common Stock into a smaller number shares; or (iii) reclassify its outstanding Class B Common Stock (including any reclassification in connection with a merger, consolidation or other business combination in which the Corporation is the surviving corporation); unless at the same time the Corporation subdivides, combines or reclassifies, as applicable, the shares of outstanding Class A Common Stock on the same basis as the Corporation so subdivides, combines or reclassifies the outstanding Class B Common Stock.

     5.6 Conversion of Shares of Class B Common Stock Into Shares of Class A Common Stock.

          (a) For the purposes of this Section 5.6 of this Article V, the following definitions shall apply:

               (i) "Employee" means a person employed by the Corporation or by a legal entity (as defined in Section 7.1(d) of Article VII of these Articles of Incorporation) that is controlled, directly or indirectly, by the Corporation;

               (ii) "Transfer" means any sale, transfer, gift, assignment, devise or other disposition, whether directly or indirectly, voluntarily or involuntarily or by operation of law or otherwise; and

               (iii) "Uncertificated Shares" means shares without certificates within the meaning of Section 13.1-648 of the Virginia Stock Corporation Act, as it may be amended from time to time, or any subsequent statute replacing this statute.

          (b) At the option of the Corporation: (1) outstanding shares of Class B Common Stock which are the subject of a Transfer shall be convertible into a number of shares of Class A Common Stock equal to the number of shares of outstanding Class B Common Stock subject to the Transfer; and (2) in the event that an Employee ceases to be an Employee for any reason whatsoever, the outstanding shares of Class B Common Stock held by such Employee shall be convertible into a number of shares of Class A Common Stock equal to the number of shares of outstanding Class B Common Stock held by such Employee. For purposes of this
Article V, the conversion of shares of Class B Common Stock as a result of a Transfer and the conversion of shares of Class B Common Stock as a result of cessation of an Employee's status as an Employee shall both be referred to as a "Conversion Event."

               (i) Each Conversion Event shall be effective immediately upon transmission or delivery of a written notice of conversion by the Corporation to the record holder of such shares (the "Effective Time") at such holder's address as it appears in the records of the Corporation.

               (ii) Each conversion of shares of Class B Common Stock into shares of Class A Common Stock pursuant to this Section 5.6(b) of this
     Article V shall be deemed to be effective upon the Effective Time and at the Effective Time the rights of the holder of the converted Class B Common Stock as such holder shall cease and the holder of the converted Class B Common Stock shall be deemed to have become the holder of record of the shares of Class A Common Stock into which such shares of Class B Common Stock have been converted as a result of the applicable Conversion Event.

               (iii) The Board of Directors of the Corporation shall have the power to determine whether a Conversion Event has taken place with respect to any situation based upon the facts known to it. Each shareholder shall provide such information that the Corporation may reasonably request in order to ascertain facts or circumstances relating to a Transfer or proposed Transfer or a Conversion Event or proposed Conversion Event.

          (c) Notwithstanding any other provision of this Article V, shares of Class B Common Stock sold in the initial public offering of the Corporation's securities registered with the United States Securities and Exchange Commission (the "Initial Public Offering"), regardless of the identity of the purchaser, transferee or other recipient of the disposition in the Initial Public Offering, shall be automatically converted into a number of shares of Class A Common Stock equal to the number of shares of Class B Common Stock sold in the Initial Public Offering. Such conversion of shares of Class B Common Stock into shares of Class A Common Stock shall be deemed to be effective at such time as the holder of the Class B Common Stock who is selling such shares in the Initial Public Offering transfers such shares for disposition in the Initial Public Offering, at which time the rights of the holder of the converted Class B Common Stock as such holder shall cease and the holder of the converted Class B Common Stock shall be deemed to have become the holder of record of the shares of Class A Common Stock into which such shares of Class B Common Stock have been converted as a result of the Initial Public Offering.

          (d) The holder of shares of Class B Common Stock converted pursuant to this Article V shall promptly surrender the certificate or certificates representing the shares so converted at the principal office of the Corporation (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of Class B Common Stock) at any time during its usual business hours, and if such shares of Class B Common Stock are Uncertificated Shares, shall promptly notify the Corporation in writing of such transfer at the principal office of the Corporation (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Class B Common Stock).

          (e) In no event shall the Corporation be liable to any such holder or any third party arising from any such conversion.

          (f) The shares of Class A Common Stock resulting from a conversion of duly authorized, validly issued, fully paid and nonassessable shares of Class B Common Stock into shares of Class A Common Stock pursuant to this Section 5.6 of this Article V shall be duly authorized, validly issued, fully paid and nonassessable. Any share of Class B Common Stock which is converted into a share of Class A Common Stock pursuant to this Section 5.6 of this Article V shall become an authorized but unissued share of Class B Common Stock.

          (g) The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock solely for the purpose of issue upon conversion of Class B Common Stock, such number of shares of Class A Common Stock as shall then be issuable upon the conversion of all outstanding shares of Class B Common Stock.

          (h) The issuance of certificates evidencing (or in the case of Uncertificated Shares, the provision of applicable written statements or other documents with respect to) shares of Class A Common Stock upon conversion of shares of Class B Common Stock shall be made without charge to the holders of such shares for any issue tax in respect thereof or other cost incurred by the Corporation in connection with such conversion; provided, however, the
                                                --------  -------
Corporation shall not be required to pay any tax that may be payable in respect of any Transfer involved in the issuance and delivery of any certificate in (or in the case of Uncertificated Shares, the provision of applicable written statements or other documents with respect to) a name other than that of the holder of the Class B Common Stock converted.

                                  Article VI.
                              BOARD OF DIRECTORS

     6.1 Number. The number of directors shall be fixed by the Bylaws or, in the absence of a Bylaw fixing the number, the number shall be five.

     6.2 Removal. The outstanding shares of the Corporation entitled to vote generally in the election of directors are referred to as the "Voting Stock". Except for directors elected by the holders of outstanding shares of Preferred Stock as a separate voting group, any director may be removed from office only for cause by the affirmative vote of the holders of at least a majority of the voting power of all Voting Stock then outstanding, voting together as a single voting group.

                                  Article VII
                    LIMIT ON LIABILITY AND INDEMNIFICATION

     7.1 Definitions. For purposes of this Article VII the following definitions shall apply:

          (a) "Corporation" for purposes of this Article VII, means this Corporation only and no predecessor entity or other legal entity;

          (b) "expenses" include counsel fees, expert witness fees, and costs of investigation, litigation and appeal, as well as any amounts expended in asserting a claim for indemnification;

          (c) "liability" means the obligation to pay a judgment, settlement, penalty, fine, or other such obligation, including, without limitation, any excise tax assessed with respect to an employee benefit plan;

          (d) "legal entity" means a corporation, partnership, joint venture, trust, employee benefit plan or other enterprise;

          (e) "predecessor entity" means a legal entity the existence of which ceased upon its acquisition by the Corporation in a merger or otherwise; and

          (f) "proceeding" means any threatened, pending, or completed action, suit, proceeding or appeal whether civil, criminal, administrative or investigative and whether formal or informal.

     7.2 Limit on Liability. In every instance in which the Virginia Stock Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of liability of directors or officers of a corporation to the corporation or its shareholders, the directors and officers of this Corporation shall not be liable to the Corporation or its shareholders.

     7.3 Indemnification of Directors and Officers. The Corporation shall indemnify any individual who is, was or is threatened to be made a party to a proceeding (including a proceeding by or in the right of the Corporation) because such individual is or was a director or officer of the Corporation, or because such individual is or was serving the Corporation or any other legal entity in any capacity at the request of the Corporation while a director or officer of the Corporation, against all liabilities and reasonable expenses incurred in the proceeding except such liabilities and expenses as are incurred because of such individual's willful misconduct or knowing violation of the criminal law. Service as a director or officer of a legal entity controlled, directly or indirectly, by the Corporation shall be deemed service at the request of the Corporation. The determination that indemnification under this
Section 7.3 is permissible and the evaluation as to the reasonableness of expenses in a specific case shall be made, in the case of a director, as provided by law, and in the case of an officer, as provided in Section 7.4 of this Article VII provided, however, that if a majority of the directors of the Corporation has changed after the date of the alleged conduct giving rise to a claim for indemnification, such determination and evaluation shall, at the option of the person claiming indemnification, be made by special legal counsel agreed upon by the Board of Directors and such person. Unless a determination has been made that indemnification is not permissible, the Corporation shall make advances and reimbursements for expenses incurred by a director or officer in a proceeding upon receipt of an undertaking from such director or officer to repay the same if it is ultimately determined that such director or officer is not entitled to indemnification. Such undertaking shall be an unlimited, unsecured general obligation of the director or officer and shall be accepted without reference to such director's or officer's ability to make repayment. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that a director or officer acted in such a manner as to make such director or officer ineligible for indemnification. The Corporation is authorized to contract in advance to indemnify and make advances and reimbursements for expenses to any of its directors or officers to the same extent provided in this Section 7.3.

     7.4 Indemnification of Others. The Corporation may, to a lesser extent or to the same extent that it is required to provide indemnification and make advances and reimbursements for expenses to its directors and officers pursuant to Section 7.3 of this Article VII, provide indemnification and make advances and reimbursements for expenses to its employees and agents, the directors, officers, employees and agents of its subsidiaries and predecessor entities, and any person serving any other legal entity in any capacity at the request of the Corporation, and may contract in advance to do so. The determination that indemnification under this Section 7.4 is permissible, the authorization of such indemnification and the evaluation as to the reasonableness of expenses in a specific case shall be made as authorized from time to time by general or specific action of the Board of Directors, which action may be taken before or after a claim for indemnification is made, or as otherwise provided by law. No person's rights under Section 7.3 of this Article VII shall be limited by the provisions of this Section 7.4.

     7.5 Miscellaneous. The rights of each person entitled to indemnification under this Article VII shall inure to the benefit of such person's heirs, executors and administrators. Special legal counsel selected to make determinations under this Article VII may be counsel for the Corporation. Indemnification pursuant to this Article VII shall not be exclusive of any other right of indemnification to which any person may be entitled, including indemnification pursuant to a valid contract, indemnification by legal entities other than the Corporation and indemnification under policies of insurance purchased and maintained by the Corporation or others. However, no person shall be entitled to indemnification by the Corporation to the extent such person is indemnified by another, including an insurer. The Corporation is authorized to purchase and maintain insurance against any liability it may have under this
Article VII or to protect any of the persons named above against any liability arising from their service to the Corporation or any other legal entity at the request of the Corporation regardless of the Corporation's power to indemnify against such liability. The provisions of this Article VII shall not be deemed to preclude the Corporation from entering into contracts otherwise permitted by law with any individuals or legal entities, including those named above. If any provision of this Article VII or its application to any person or circumstance is held invalid by a court of competent jurisdiction, the invalidity shall not affect other provisions or applications of this Article VII, and to this end the provisions of this Article VII are severable.

     7.6 Application; Amendments. The provisions of this Article VII shall be applicable from and after its adoption even though some or all of the underlying conduct or events relating to a proceeding may have occurred before its adoption. No amendment, modification or repeal of this Article VII shall diminish the rights provided hereunder to any person arising from conduct or events occurring before the adoption of such amendment, modification or repeal.

                                 Article VIII
                            CERTAIN VOTING MATTERS

     8.1  Certain Voting Matters.

          (a) As to each voting group entitled to vote on an amendment or restatement of these Articles of Incorporation the vote required for approval shall be: (i) the vote required by the terms of these Articles of Incorporation, as amended or as restated from time to time, if such terms specifically require the approval of more than a majority of the votes entitled to be cast thereon by such voting group; or (ii) if clause (i) of this Section 8.1(a) of this Article VIII is not applicable, a majority of the votes entitled to be cast thereon.

          (b) As to any plan of merger or share exchange to which the Corporation is a party, or any sale, lease, exchange or other disposition of all or substantially all of the assets or property of the Corporation other than in the usual and regular course of business, for which the Virginia Stock Corporation Act requires an affirmative vote of more than two-thirds of the votes cast by each voting group of shareholders entitled to vote thereon, but which requirement may be reduced to a lesser percentage under the Virginia Stock Corporation Act if the lesser percentage is specified in the Articles of Incorporation of the Corporation, the affirmative vote of the holders of a majority of the outstanding shares of each voting group entitled to vote on the plan or transaction at a meeting at which a quorum of the voting group exists shall be required, in lieu of such two thirds requirement, but in addition to any other vote otherwise required by this Article VIII or under the Virginia Stock Corporation Act.

          (c) Except for amendments contained in Articles of Amendment adopted by the Board of Directors pursuant to Article IV of these Articles of Incorporation establishing any series of Preferred Stock, the affirmative vote of the holders of at least 80% of the voting power of all Voting Stock then outstanding, voting together as a single voting group, shall be required to amend these Articles of Incorporation to include provisions that: (i) would require the Corporation to hold, or set forth procedures applicable to the holding of, a special meeting of shareholders at the call, demand or request of any Person, including, without limitation, any shareholder or shareholders of the Corporation; or (ii) would govern the nomination of persons for election to the Board of

Directors or the proposal of business to be considered by the shareholders at an annual or special meeting of shareholders.

          (d) The affirmative vote of the holders of at least 80% of the voting power of Voting Stock then outstanding, voting as a single voting group, shall be required for the shareholders of the Corporation to adopt, alter or repeal any Bylaw of the Corporation: (i) that requires or would require the Corporation to hold, or sets forth procedures applicable to the holding of, a special meeting of shareholders at the call, demand or request of any Person, including, without limitation, any shareholder or shareholders of the Corporation; or (ii) that governs or would govern the nomination of persons for election to the Board of Directors or the proposal of business to be considered by the shareholders at an annual or special meeting of shareholders. The provisions of Section 8.1(c) of this Article VIII and the foregoing provisions of this Section 8.1(d) of this
Article VIII: (i) are not intended to and shall not be deemed to constitute a reservation to the shareholders of the Corporation of the power to adopt, amend or repeal any Bylaw of the Corporation including, without limitation, any Bylaw dealing with the subject matter contained in clauses (i) and (ii) of Section 8.1(c) of this Article VIII or the foregoing provisions of this Section 8.1(d) of this Article VIII; and (ii) shall not limit the power or ability of the Board of Directors of the Corporation to adopt, alter or repeal any Bylaw of the Corporation including, without limitation, any Bylaw of the Corporation dealing with the subject matter contained in clauses (i) and (ii) of Section 8.1(c) of this Article VIII or the foregoing provisions of this Section 8.1(d) of this
Article VIII.

          (e) The affirmative vote of the holders of at least 80% of the voting power of all Voting Stock then outstanding, voting together as a single voting group shall be required to alter, amend, adopt any provision inconsistent with, or repeal this Article VIII.

          (f) For purposes of this Article VIII, "Person" means an individual, firm, partnership, estate, domestic corporation, foreign corporation, trust, charity, private foundation, association, joint venture, unincorporated association, government or any department, agency or subdivision thereof, or other entity.

                                  Article IX
                            AFFILIATED TRANSACTIONS

     9.1 Non-Applicability. It is expressly provided that the Corporation shall not be governed by Article 14 of the Virginia Stock Corporation Act, Affiliated Transactions, as it may be amended from time to time.

Dated: December 11, 1997

                                        By:/s/ Jan C. McGee
                                           ------------------------------------
                                           Jan C. McGee, Incorporator